EXHIBIT 10.1

FIRST AMENDMENT TO THE SECOND REVISED

AND RESTATED MANAGEMENT AGREEMENT

THIS FIRST AMENDMENT TO THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT (this “Amendment”), is made and entered into on the 28th day of August, 2007, between Cherokee Inc., a Delaware corporation (the “Company”), and The Newstar Group, a California corporation d/b/a The Wilstar Group (“Wilstar”; the Company and Wilstar are referred to herein each individually as a “Party,” and collectively as the “Parties”), with reference to the following facts:

WHEREAS, the Parties entered into the Second Revised and Restated Management Agreement dated as of November 29, 1999, which superseded the Revised and Restated Management Agreement dated May 4, 1995, as amended April 26, 1996 and July 21, 1997 (hereinafter referred to as the “Agreement”); and

WHEREAS, the Parties desire to amend the Agreement as set forth herein.

NOW THEREFORE, in consideration of the foregoing recitals and the mutual representations, warranties, covenants and promises contained herein, the adequacy and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Amendment.  The Agreement is hereby amended as follows:

1.1           The following is added to the end of Section 1.2 of the Agreement:

“Notwithstanding, anything to the contrary set forth above, for the purposes of determining whether or not the Term shall be extended for an Additional Year, Pre-Tax Earnings shall be calculated in accordance with the following:  (a) all extraordinary revenues and related deal expenses resulting from the sale of any license agreement by the Company, or any other similar transaction during the applicable fiscal year shall be excluded (any license that is the subject of such a transaction shall be referred to herein each individually as a “Sold License” and collectively as, the “Sold Licenses”); (b) all historical royalties from Sold Licenses shall be excluded from all periods; and (c) in the event of an acquisition of a brand or license with an existing royalty stream, which has been approved by the Company’s Board of Directors (each an “Acquired License” and collectively, the “Acquired Licenses”), royalties from the Acquired Licenses shall be included for all periods.

In the event that the Company’s Pre-Tax earnings fail to meet the thresholds necessary to extend the Agreement for an Additional Year in any fiscal year (the “Extension Threshold”), then no Additional Year shall be added to further extend the Term of the Agreement at the end of such fiscal year and, thereafter, the Term of the Agreement shall expire two-years from the date of such failure;

provided, however, that so long as the Agreement remains in effect, the Term shall continue to automatically extend for an Additional Year in any subsequent fiscal year in which the Company meets the Extension Threshold, but in no event shall the Term be extended by more than one year for each fiscal year in which the Company meets the Extension Threshold.  By way of example, if the Company fails to meet the Extension Threshold in its 2008 fiscal year, the Term of the Agreement shall thereafter be scheduled to expire at the end of the Company’s 2010 fiscal year, but if the Company meets the Extension Threshold in its 2009 fiscal year, the Term of the Agreement would be automatically extended by an Additional Year to the end of the Company’s 2011 fiscal year.  If the Company then fails to meet the Extension Threshold in its 2010 fiscal year, the Agreement would be scheduled to terminate at the end of the Company’s 2011 fiscal year, but could be extended to the end of the Company’s 2012 fiscal year if the Company meets the Extension Threshold in its 2011 fiscal year.”

1.2           The following is added to the end of Section 10.2 of the Agreement:

“Notwithstanding the foregoing, the $4.644 million that is payable to Wilstar as part of the Annual Performance Bonus for the fiscal year ended February 3, 2007 (“Fiscal 2007”) as a result of the inclusion of both the (i) extraordinary revenues from the termination of the Finders Agreement between the Company and Mossimo, Inc. dated as of March 2000, and (ii) the royalty revenues received from Mossimo during Fiscal 2007, shall be excluded from any compensation calculation under this Section 10.2 based on the results from Fiscal 2007.

2.             Stockholder Approval.  This Amendment and the obligations of the Parties hereunder are contingent upon the approval of this Amendment by the Company’s stockholders.  In the event that the Company’s stockholders fail to approve this Amendment, this Amendment shall be null and void.  The Company will seek approval of this Amendment at its annual stockholders meeting for Fiscal 2007 scheduled to be held on June 12, 2007 and include a proposal regarding the approval of this Amendment in its proxy materials for such meeting.

3.             No Other Amendment.  Except as specifically amended by this Amendment, the Agreement shall continue in full force and effect.  In the event of any conflict between the terms of this Amendment and the Agreement, the terms of this Amendment shall govern and control.

4.             Governing Law.  The construction, validity and enforceability of this Amendment shall be governed by the laws of the State of California, without regard to its conflicts of laws principles.

5.             Counterparts.  This Amendment may be executed in separate counterparts, each of which so executed and delivered shall constitute an original but all such counterparts shall together constitute one and the same instrument and any one of which may be used to evidence this Amendment.

6.             Severability.  All provisions of this Amendment are severable and any provision which may be prohibited by law shall be ineffective to the extent of such prohibition without invalidating the remaining provisions of this Amendment and the parties hereto agree to cooperate to provide a legal substitute for any provision which is prohibited by law.

7.             Entire Agreement; Modifications and Amendments.  This Amendment, together with the Agreement, constitutes the entire agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements and understandings both oral and written, between the Parties with respect to the subject matter hereof.  No provision of this Amendment may be amended or waived unless such amendment or waiver is agreed to in writing, signed by the Parties to this Amendment.

IN WITNESS WHEREOF, each of the Parties has executed this Amendment on the date first written above.

THE WILSTAR GROUP			CHEROKEE INC.

By:	/s/ Robert Margolis	By:	/s/ Russell J. Riopelle
Name:	Robert Margolis	Name:	Russell J. Riopelle
Title:	Chief Executive Officer	Title:	Chief Financial Officer

[SIGNATURE PAGE TO FIRST AMENDMENT TO

THE SECOND REVISED AND RESTATED MANAGEMENT AGREEMENT]